Exhibit 10.1

As Amended Effective March 1, 2016

Douglas Dynamics, Inc.
Annual Incentive Plan

1.Purpose; Eligibility

The Douglas Dynamics, Inc. Annual Incentive Plan ("Plan") is designed to provide an opportunity for those key employees of the Company selected by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) to participate in the Plan (collectively, the "Participants") to earn a cash bonus upon the achievement of the performance goals established under the Plan.

2.Performance Goals

The performance goals under the Plan will be operating income and free cash flow with respect to the Company or any one or more of its affiliates or other business units for a designated fiscal year of the Company.

The level of performance required to earn a cash bonus, and the weightings used to determine the bonus, under the Plan will be approved by the Committee, which has the authority to change the level of performance and/or weightings used under the Plan each year.  The cash bonuses payable hereunder may be pursuant to one or more subplans established by the Committee.

Except as otherwise determined by the Committee at the time it establishes performance goals under the Plan for any fiscal year of the Company, performance under the Plan shall be computed in accordance with generally accepted accounting principles to the extent applicable, but will exclude the effects of the following: (a) charges for reorganizing and restructuring, (b) discontinued operations, (c) asset write-downs, (d) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (e) changes in tax or accounting principles, regulations or laws, (f) extraordinary, unusual, transition, one-time and/or non-recurring expenses, revenues or other items of gain or loss, (g) changes in interest expenses as a result of modified debt structures and (h) mergers, acquisitions or dispositions, that, in case of each of the foregoing, the Company identifies in its publicly filed periodic or current reports, its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s annual report.

3.Maximum Amount

No Participant will receive a bonus in excess of $1,000,000 under the Plan with respect to any single fiscal year of the Company.

4.Administration; Amendment

The Plan shall be administered by the Committee with respect to compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  The Committee shall interpret the Plan and make such determinations and take such other actions with respect to the Plan as are required to qualify compensation paid pursuant to the Plan to employees who are subject to the limitations of Section 162(m) (“Covered Employees”) as “performance-based compensation” within the meaning of Section 162(m).  The Committee’s authority to administer the Plan includes the authority to exercise negative discretion to reduce the amount of any award under the Plan.  The Committee or the Board may amend or terminate the Plan or any award made under the Plan at any time.

5.Pre-Establishment and Certification of Performance Goal

The Committee will establish the performance goals required to earn a bonus under the Plan in writing no later than 90 days after the beginning of the year to the bonus relates.  Prior to payment of any bonus to a Covered Employee under the Plan, the Committee will certify in writing that the applicable performance goals and any other materials terms were satisfied.

6.Recoupment

Any amounts awarded under the Plan on or after March 1, 2016 shall be subject to any recoupment, clawback or compensation recovery policy that is adopted by, or any recoupment, clawback, compensation recovery or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.